Exhibit 99.1

AMERICAN SHARED HOSPITAL SERVICES

PROVIDES UPDATE ON FORM 10-K

San Francisco, CA – April 1, 2015 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE MKT:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today filed with the United States Securities and Exchange Commission, Form 12b-25 Notification of Late Filing with regard to its Annual Report on Form 10-K for the fiscal year ended December 31, 2014. As a result of numerous discussions with its auditors, the Company determined to make a number of non-material changes to footnotes to its financial statements. These changes flowed through several footnotes and required confirming checks and revisions to ensure proper presentation. The Company has now completed its review of the financial statements but was unable to complete the edgarization and filing of the report prior to the deadline. Although the filing of the Form 12b-25 provides the Company a 15 calendar day grace period to file its 2014 Form 10-K, the Company believes that it will file its 2014 Form 10-K within the next 24 hours.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a common stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of investing in a development-stage company, Mevion Medical Systems, Inc., and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2013, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, the Form 10-Q and Form 10-Q/A for the quarter ended June 30, 2014, the Form 10-Q for the quarter ended September 30, 2014,and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 10, 2014.

Contacts:	American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

eabates@ashs.com

Berkman Associates

Neil Berkman, (310) 477-3118

President

info@berkmanassociates.com